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                                                                     Exhibit 3.1


                           SIXTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            BEACON POWER CORPORATION

         The name of the Corporation is Beacon Power Corporation. The Corporation was originally incorporated on May 8, 1997 pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Sixth Amended and Restated Certificate of Incorporation of Beacon Power Corporation was proposed and declared advisable by the Board of Directors of the Corporation on ________, 2000 and was consented to in writing by the Corporation's stockholders as of ________, 2000, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

         FIRST:  The name of the Corporation is Beacon Power Corporation.

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares of common stock, $0.01 par value per share ("Common Stock") and 10,000,000 shares of preferred stock, $0.01 par value per share, ("Preferred Stock").

         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

         A. COMMON STOCK.

         1. GENERAL. 110,000,000 shares of Common Stock may be issued from time to time as determined by the Board of Directors. The voting, dividend and liquidation rights of the holders of the Common stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

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         2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

         3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.       PREFERRED STOCK.

         1. ISSUANCE. 10,000,000 shares of Preferred Stock may be issued from time to time as determined by the Board of Directors. The Board of Directors is hereby authorized to designate each series, to establish the number of shares to be included in each series and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such additional series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such additional series subsequent to the issue of shares of that series.

          2. RIGHTS. Authorized and unissued shares of Preferred Stock may be issued with such designations, voting powers, preferences, and relative, participating, option or other special rights, and qualifications, limitations and restrictions on such rights, as the Board of Directors may authorize by resolutions duly adopted prior to the issuance of any shares of series of Preferred Stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple or fractional votes per share; (iii) the dividend rate on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or the distribution of its assets; and (vii) the prices or rates of conversion at which, the terms and conditions on which, the shares are convertible.

         FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

         1. Election of directors need not be by written ballot.


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         2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         SEVENTH: The Corporation shall, to the fullest extent not prohibited by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

         As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

         In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and FURTHER PROVIDED that no such advancement of expenses shall be made if it is determined that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


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         If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the Indemnitee shall be entitled to be paid the expenses he incurrred in prosecuting such claim.

          The Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

         All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question,
(c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

         The Indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         EIGHTH: Commencing with the 2001 annual meeting of stockholders of the Corporation, the directors of the Corporation shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 2002 annual meeting of the stockholders of the Corporation, the term of office of the second class to expire at the 2003 annual meeting of the stockholders of the Corporation and the term of office of the third class to expire at the 2004 annual meeting of the stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders of the Corporation, commencing with the 2002 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders of the Corporation after their election.

         NINTH: Subject to the approval rights of holders of Common Stock or Preferred Stock set forth in this Amended and Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of


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Incorporation, in the manner now or hereafter prescribed by statute and this
Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXECUTED at Woburn, Massachusetts, on __________, 2000.


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                                      Maureen Lister, Secretary


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